Exhibit 99.(1)

NEWS RELEASE

FOR RELEASE IMMEDIATELY

CONTACT:

February 17, 2006	FRED W. RICKERT
808/877-3871
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2005 4th QUARTER RESULTS

Kahului, Hawaii, February 17….Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $4.8 million ($.67 per share) for the fourth quarter of 2005 compared to net income of $2.6 million ($.36 per share) for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 increased by 10% to $53.2 million from $48.4 million for the fourth quarter of 2004.

For the year 2005, the Company reported net income of $14.6 million ($2.02 per share) compared to a net loss of $383,000 ($.05 per share) for 2004. Revenues for 2005 increased by 22% to $186.7 million from $153.2 million for 2004.

“In 2005, we invested in modernizing the Company’s continuing operations in all three business segments: Kapalua Resort, Agriculture, and Community Development,” said David C. Cole, Chairman, President and CEO of ML&P. “The Company recorded over $7.4 million in charges related to the restructuring of operations and commenced an asset redeployment program with over $28 million in proceeds from non-core real estate sales. Our investment programs will continue through 2006 with the re-development of the Kapalua Bay Hotel site, the completion of a fresh fruit grading & packing facility, and the expansion of our real estate operations.”

The Company’s Community Development segment reported an operating profit of $13.7 million for the fourth quarter of 2005 compared to an operating profit of $8.1 million for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 were $20.0 million or 26% higher than the fourth quarter of 2004. For the year 2005, Community Development produced an operating profit of $40.5 million compared to an operating profit of $15.7 million for 2004. Revenues for the year 2005 were $68.7 million or 124% higher than 2004.

Results reported by the Community Development segment for 2005 include gains (pre-tax) of $10.9 million and $26.9 million, for the fourth quarter and the year 2005, respectively, from the sale of Upcountry Maui real estate that the Company had classified as non-core to its strategic plan. In addition to the sale of non-core assets, the results for the Community Development segment reflect revenues and operating profit from the sale of lots at the Company’s Honolua Ridge Phase I and Phase II residential subdivisions.

The Agriculture segment (previously called “Pineapple” segment) produced an operating loss of $4.2 million in the fourth quarter of 2005 compared to an operating loss of $2.6 million for the fourth quarter of 2004. Revenues for the fourth quarter were $22.2 million or about 1% less than the fourth quarter of 2004. For the year 2005, the Agriculture segment reported an operating loss of $11.4 million compared to an operating loss of $10.8 million for 2004. Revenues for 2005 from the Agriculture segment were lower by 7% compared to 2004.

The increased Agriculture segment loss for the fourth quarter and the year 2005 largely reflects increased depreciation charges and equipment write offs of $5.0 million related to the 2006 replacement of the fresh fruit packing facility and planned replacement of the Kahului cannery. For both the fourth quarter and the year 2005, lower revenues reflect a decrease in case sales volume of canned pineapple partially offset by higher average prices, and increased sales volume and prices for the Company’s fresh pineapple.

The Resort segment reported an operating loss of $1.5 million for the fourth quarters of both 2005 and 2004. Revenues for the fourth quarter of 2005 of $10.8 million were 9% higher than 2004. For the year 2005, Resort operations recorded an operating loss of $5.5 million compared to an operating loss of $4.6 million for 2004. Revenues of $43.2 million for 2005 were 2% higher than 2004. Higher average green fees and increased room rates at the Kapalua Villas, along with increased occupancies at the Resort, partially offset the negative financial effects to the Resort of the four-month closure of the Plantation Course from April through July of 2005. Higher marketing costs and operating expenses also contributed to the increased operating loss for 2005.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Revenues
Community Development	$20,043	$15,951	$68,662	$30,625
Agriculture	22,163	22,399	74,501	80,003
Resort	10,824	9,903	43,198	42,425
Other	217	154	319	196
Total Revenues	53,247	48,407	186,680	153,249

Operating Profit (Loss)
Community Development	13,689	8,136	40,466	15,737
Agriculture	(4,202)	(2,587)	(11,383)	(10,766)
Resort	(1,498)	(1,506)	(5,538)	(4,565)
Other	(34)	(27)	(175)	(255)
Net Operating Profit (Loss)	7,955	4,016	23,370	151
Interest (Expense) Income, net	42	(201)	(78)	(1,136)
Income Tax (Expense) Benefit	(3,171)	(1,150)	(8,723)	528

Income (Loss) — Continuing Operations	4,826	2,665	14,569	(457)

Income (Loss) — Discontinued Operations	—	(40)	—	74

Net Income (Loss)	$4,826	$2,625	$14,569	$(383)

Earnings Per Common Share
Basic	$.67	$.36	$2.02	$(.05)
Diluted	$.66	$.36	$1.99	$(.05)

Average Common Shares Outstanding
Basic	7,232,297	7,201,770	7,229,457	7,197,808
Diluted	7,291,290	7,238,408	7,309,043	7,197,808

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2005, responsibility for the real estate leasing activity that was accounted for in the Resort segment was transferred to the Community Development segment (previously called “Development” segment) and prior year amounts were restated for comparability.  The Community Development segment as reorganized is comprised of all of the Company’s real estate entitlement, development, construction, sales and leasing activities.  The Community Development segment also includes the Company’s 51% equity interest in Kapalua Bay Holdings LLC, the owner and operator of the Kapalua Bay Hotel.  Remaining in the Resort segment are the ongoing operations of Kapalua Resort’s recreation and retail operations, the Kapalua Villas, and the water and sewage transmission utility companies operations.

As of the fourth quarter of 2005, the Pineapple segment was renamed “Agriculture” segment to reflect the Company’s initiatives to diversify the products produced by this segment.